$203,679,000 (Approximate)
COMPUTATIONAL MATERIALS

BASIC ASSET BACKED SECURITIES TRUST 2006-1

Issuing Entity

BANCCAP ASSET SECURITIZATION ISSUANCE CORPORATION

Depositor

BANCCAP ADVISORS, LLC

Sponsor and Program Administrator

 WELLS FARGO BANK, N.A.

Master Servicer and Securities Administrator

OCWEN LOAN SERVICING, LLC

Servicer

March 31, 2006

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-221-1037.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement that will be prepared for the securities offering to which this free writing prospectus relates.  This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The information in this free writing prospectus is preliminary, and may be superseded by an additional free writing prospectus provided to you prior to the time you enter into a contract of sale.  This preliminary free writing prospectus is being delivered to you solely to provide you with information about the offering of the securities referred to herein.  The securities are being offered when, as and if issued.  In particular, you are advised that these securities, and the asset pools backing them, are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus.  As a result, you may commit to purchase securities that have characteristics that may change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in these materials.  Our obligation to sell securities to you is conditioned on the securities and the underlying transaction having the characteristics described in these materials.

A contract of sale will come into being no sooner than the date on which the relevant class has been priced and we have confirmed the allocation of securities to be made to you; any “indications of interest” expressed by you, and any “soft circles” generated by us, will not create binding contractual obligations for you or us.  You may withdraw your offer to purchase securities at any time prior to our acceptance of your offer.

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential are not applicable to these materials and should be disregarded.  Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

BASIC Asset Backed Securities Trust 2006-1

$203,679,000

(Approximate Offered Certificates)

Class	Approximate Size ($)[1]	Type[2]	WAL (yrs) Call3 / Mat[4]	Principal Payment Window Call3 / Mat[4]	Pmt Delay (days)	Interest Accrual Basis	Stated Final Maturity	Expected Ratings Moody’s/S&P/Fitch	Initial Credit Enhancement (%)
Offered Certificates
A1	93,573,000	FLT/SEQ/SR	1.00 / 1.00	1 - 23 / 1 - 23	0	Actual/360	April 2036	Aaa/AAA/AAA	24.30%
A2	57,427,000	FLT/SEQ/SR	2.69 / 2.69	23 - 71 / 23 - 71	0	Actual/360	April 2036	Aaa/AAA/AAA	24.30%
A3	11,386,000	FLT/SEQ/SR	5.97 / 8.34	71 - 72 / 71 - 168	0	Actual/360	April 2036	Aaa/AAA/AAA	24.30%
M-1	16,196,000	FLT/MEZ	4.70 / 5.16	45 - 72 / 45 - 144	0	Actual/360	April 2036	Aa2/AA+/AA	16.75%
M-2	13,085,000	FLT/MEZ	4.38 / 4.80	41 - 72 / 41 - 132	0	Actual/360	April 2036	A2/AA-/A	10.65%
M-3	6,864,000	FLT/MEZ	4.27 / 4.65	39 - 72 / 39 - 118	0	Actual/360	April 2036	Baa1/A/BBB+	7.45%
M-4	2,896,000	FLT/MEZ	4.23 / 4.56	39 - 72 / 39 - 106	0	Actual/360	April 2036	Baa2/A-/BBB	6.10%
M-5	2,252,000	FLT/MEZ	4.21 / 4.50	38 - 72 / 38 - 100	0	Actual/360	April 2036	Baa3/BBB+/BBB-	5.05%
Non-Offered Certificates[5]
M-6	2,145,000	FLT/MEZ	Not Offered		0	Actual/360	April 2036	Ba1/BBB/BB+	4.05%
M-7	2,145,000	FLT/MEZ	Not Offered		0	Actual/360	April 2036	Ba2/BBB-/BB	3.05%
C	6,543,679	N/A	Not Offered		N/A			NR	N/A
P	100	N/A	Not Offered		N/A			NR	N/A
R	N/A	N/A	Not Offered		N/A			NR	N/A

(1)

The principal balance of each class of the Certificates is subject to a 5% variance.

(2)

The margin on the Class A Certificates will be equal to 2.0x the original margin on the first Distribution Date after the 10% Clean-up Call may first be exercised.  The margin on the Class M Certificates will be equal to 1.5x the original margin on the first Distribution Date after which the 10% Clean-up Call may first be exercised.

(3)

To 10% Clean-up Call at the pricing speed.

(4)

To maturity at the pricing speed.

(5)

Not offered hereby.

Pricing Speed (“PPC”)

Fixed-Rate Mortgage Loans	100% PPC, which is 4.6% CPR growing to 23% CPR over 12 months.
Adjustable-Rate Mortgage Loans

100% PPC, which is 4% CPR in month 1, building to 28% CPR in month 12 and remaining constant at 28% CPR until month 24, increasing to and remaining constant at 55% CPR from month 25 until month 28 and decreasing and remaining constant at 35% CPR from month 29 and thereafter; provided, however, the prepayment rate will not exceed 90% CPR per annum in any period for any percentage of PPC.

Sensitivity Analysis - To Optional Termination Date
		0% ppc	50% ppc	75% ppc	100% ppc	125% ppc	150% ppc
A1	Average Life (yrs)	15.89	1.72	1.24	1.00	0.82	0.70
	First Principal Period	1	1	1	1	1	1
	Last Principal Period	278	41	28	23	19	16
	Prin Pmt Window (mos)	278	41	28	23	19	16
A2	Average Life (yrs)	26.41	6.31	4.15	2.69	1.97	1.71
	First Principal Period	278	41	28	23	19	16
	Last Principal Period	356	148	98	71	31	25
	Prin Pmt Window (mos)	79	108	71	49	13	10
A3	Average Life (yrs)	29.63	12.46	8.22	5.97	2.70	2.11
	First Principal Period	356	148	98	71	31	25
	Last Principal Period	356	150	99	72	35	27
	Prin Pmt Window (mos)	1	3	2	2	5	3
M-1	Average Life (yrs)	27.74	8.24	5.49	4.70	4.61	3.54
	First Principal Period	293	49	39	45	53	41
	Last Principal Period	356	150	99	72	56	43
	Prin Pmt Window (mos)	64	102	61	28	4	3
M-2	Average Life (yrs)	27.74	8.24	5.47	4.38	4.07	3.16
	First Principal Period	293	49	38	41	43	33
	Last Principal Period	356	150	99	72	56	43
	Prin Pmt Window (mos)	64	102	62	32	14	11
M-3	Average Life (yrs)	27.74	8.24	5.46	4.27	3.74	2.90
	First Principal Period	293	49	37	39	40	31
	Last Principal Period	356	150	99	72	56	43
	Prin Pmt Window (mos)	64	102	63	34	17	13
M-4	Average Life (yrs)	27.74	8.24	5.46	4.23	3.64	2.82
	First Principal Period	293	49	37	39	39	30
	Last Principal Period	356	150	99	72	56	43
	Prin Pmt Window (mos)	64	102	63	34	18	14
M-5	Average Life (yrs)	27.74	8.24	5.46	4.21	3.59	2.79
	First Principal Period	293	49	37	38	38	30
	Last Principal Period	356	150	99	72	56	43
	Prin Pmt Window (mos)	64	102	63	35	19	14

Sensitivity Analysis - To Maturity
		0% ppc	50% ppc	75% ppc	100% ppc	125% ppc	150% ppc
A1	Average Life (yrs)	15.89	1.72	1.24	1.00	0.82	0.70
	First Principal Period	1	1	1	1	1	1
	Last Principal Period	278	41	28	23	19	16
	Prin Pmt Window (mos)	278	41	28	23	19	16
A2	Average Life (yrs)	26.41	6.31	4.15	2.69	1.97	1.71
	First Principal Period	278	41	28	23	19	16
	Last Principal Period	356	148	98	71	31	25
	Prin Pmt Window (mos)	79	108	71	49	13	10
A3	Average Life (yrs)	29.70	16.75	11.40	8.34	2.70	2.11
	First Principal Period	356	148	98	71	31	25
	Last Principal Period	357	306	224	168	35	27
	Prin Pmt Window (mos)	2	159	127	98	5	3
M-1	Average Life (yrs)	27.75	9.08	6.11	5.16	6.21	4.87
	First Principal Period	293	49	39	45	53	41
	Last Principal Period	357	276	195	144	130	104
	Prin Pmt Window (mos)	65	228	157	100	78	64
M-2	Average Life (yrs)	27.75	9.03	6.05	4.80	4.39	3.43
	First Principal Period	293	49	38	41	43	33
	Last Principal Period	357	258	179	132	102	80
	Prin Pmt Window (mos)	65	210	142	92	60	48
M-3	Average Life (yrs)	27.75	8.95	5.97	4.65	4.02	3.13
	First Principal Period	293	49	37	39	40	31
	Last Principal Period	357	234	160	118	90	71
	Prin Pmt Window (mos)	65	186	124	80	51	41
M-4	Average Life (yrs)	27.75	8.86	5.91	4.56	3.88	3.02
	First Principal Period	293	49	37	39	39	30
	Last Principal Period	357	214	145	106	82	64
	Prin Pmt Window (mos)	65	166	109	68	44	35
M-5	Average Life (yrs)	27.75	8.78	5.85	4.50	3.80	2.97
	First Principal Period	293	49	37	38	38	30
	Last Principal Period	357	203	137	100	77	60
	Prin Pmt Window (mos)	65	155	101	63	40	31

Breakeven CDR Table for the Class M Certificates

The assumptions for the table below are as follows:

▪

The Pricing Prepayment Assumptions (as defined on page 3 above) are applied

▪

1-month Forward LIBOR curve (as of close on March 29, 2006) is used

▪

Trigger Event in effect

▪

There is a 12 month lag in recoveries, with 100% servicer advancing principal and interest

▪

Run to maturity with collateral losses calculated through the life of the applicable bond

▪

Assumes bonds pay on 25th of each month

	40% Severity		50% Severity		60% Severity
Class	CDR (%)	Cum. Loss	CDR (%)	Cum. Loss	CDR (%)	Cum. Loss
M1	27.2	19.77%	20.3	20.28%	16.2	20.65%
M2	17.0	14.27%	13.1	14.62%	10.6	14.79%
M3	12.5	11.27%	9.7	11.46%	8.0	11.68%
M4	10.7	9.94%	8.4	10.15%	6.9	10.28%
M5	9.4	8.93%	7.4	9.10%	6.1	9.22%
M6	8.3	8.04%	6.5	8.13%	5.4	8.27%
M7	7.5	7.37%	5.9	7.46%	4.9	7.57%

Net WAC Cap and Effective Rate for the Certificates

Period	NWC(1) (%)	Effective Rate(2) (3) (%)	Period	NWC(1) (%)	Effective Rate(2) (3) (%)	Period	NWC(1) (%)	Effective Rate(2) (3) (%)
1	11.49	11.49	34	9.24	13.00	67	9.37	11.63
2	6.90	6.90	35	9.24	13.00	68	9.06	11.25
3	6.67	6.67	36	10.15	14.09	69	9.35	11.61
4	6.50	20.86	37	9.22	12.96	70	9.04	11.22
5	6.44	20.65	38	9.53	13.23	71	9.03	11.20
6	6.44	20.48	39	9.23	13.09	72	9.64	11.95
7	6.51	20.35	40	9.51	13.71	73	-	11.17
8	6.45	20.05	41	9.22	13.32
9	6.55	19.90	42	9.21	13.30
10	6.48	19.58	43	9.49	13.65
11	6.48	19.33	44	9.20	13.29
12	6.75	19.35	45	9.53	11.93
13	6.49	18.85	46	9.21	11.53
14	6.58	18.70	47	9.20	11.52
15	6.51	18.29	48	10.18	12.74
16	6.61	18.16	49	9.19	11.49
17	6.52	17.84	50	9.49	11.87
18	6.52	17.62	51	9.17	11.48
19	6.63	17.50	52	9.47	11.84
20	6.57	17.23	53	9.15	11.45
21	7.41	17.83	54	9.15	11.43
22	8.64	18.65	55	9.45	11.80
23	8.65	17.92	56	9.15	11.43
24	9.05	17.64	57	9.45	11.79
25	8.64	16.60	58	9.14	11.39
26	8.86	16.23	59	9.13	11.38
27	9.10	14.10	60	10.10	12.58
28	9.51	12.25	61	9.11	11.35
29	9.22	11.92	62	9.41	11.72
30	9.21	11.90	63	9.10	11.32
31	9.49	12.19	64	9.39	11.68
32	9.24	11.94	65	9.08	11.29
33	9.53	12.71	66	9.07	11.27

(1)

Assumes 1m LIBOR and 6m LIBOR stay at 4.829% and 5.110%, respectively, and the cashflows are run to the Optional Termination at the pricing speed.

(2)

Assumes 1m LIBOR and 6m LIBOR increase instantaneously to 20.00% and the cashflows are run to the Optional Termination at the pricing speed.

(3)

The effective net funds cap rate (“Effective Rate”) is computed in the same manner as the Net WAC Cap Rate after giving effect to Net Swap Payments received from the Swap Provider.

Excess Spread(3)

Period	% at Static LIBOR(1)	1m LIBOR (%)	6m LIBOR (%)	% at Fwd LIBOR(2)	Period	% at Static LIBOR(1)	1m LIBOR (%)	6m LIBOR (%)	% at Fwd LIBOR(2)	Period	% at Static LIBOR(1)	1m LIBOR (%)	6m LIBOR (%)	% at Fwd LIBOR(2)
1	3.88	4.829000	5.110000	3.88	34	4.26	5.099931	5.200938	4.10	67	4.23	5.341174	5.404518	3.96
2	1.88	4.982948	5.171024	1.74	35	4.26	5.109594	5.222689	4.09	68	4.05	5.343242	5.405323	3.76
3	1.72	5.063513	5.211963	1.50	36	4.70	5.127526	5.246529	4.55	69	4.21	5.344822	5.405730	3.94
4	1.50	5.095573	5.240766	1.49	37	4.24	5.152790	5.270694	4.04	70	4.03	5.345888	5.405885	3.74
5	1.49	5.167462	5.257619	1.48	38	4.23	5.178936	5.293523	4.01	71	4.01	5.346413	5.405946	3.73
6	1.49	5.200147	5.259558	1.48	39	4.12	5.204009	5.314396	3.91	72	4.35	5.346373	5.406078	4.09
7	1.51	5.187460	5.255716	1.49	40	4.30	5.227670	5.332968	4.14
8	1.49	5.223385	5.257181	1.47	41	4.17	5.249584	5.348894	3.98
9	1.53	5.232648	5.256617	1.50	42	4.17	5.269413	5.361830	3.97
10	1.51	5.194530	5.258486	1.48	43	4.33	5.286822	5.371431	4.12
11	1.51	5.178850	5.270623	1.48	44	4.17	5.301472	5.377494	3.94
12	1.61	5.177588	5.288822	1.57	45	4.37	5.313028	5.380412	4.11
13	1.52	5.196058	5.310090	1.47	46	4.20	5.321152	5.380782	3.93
14	1.55	5.220075	5.330372	1.49	47	4.19	5.325508	5.379272	3.92
15	1.53	5.243620	5.347878	1.47	48	4.70	5.325760	5.376621	4.48
16	1.57	5.265795	5.361689	1.49	49	4.18	5.322407	5.373635	3.91
17	1.53	5.285701	5.370887	1.45	50	4.35	5.318595	5.371049	4.09
18	1.53	5.302441	5.374552	1.44	51	4.17	5.315199	5.369076	3.90
19	1.58	5.315117	5.371767	1.48	52	4.33	5.312291	5.367790	4.08
20	1.58	5.322830	5.361912	1.47	53	4.15	5.309946	5.367264	3.88
21	2.33	5.324682	5.345647	2.21	54	4.15	5.308236	5.367575	3.88
22	3.66	5.319776	5.324195	3.54	55	4.32	5.307235	5.368796	4.06
23	3.67	5.307214	5.299061	3.53	56	4.16	5.307014	5.370960	3.89
24	3.82	5.286098	5.272035	3.68	57	4.33	5.307648	5.373922	4.07
25	3.65	5.257274	5.245191	3.49	58	4.15	5.309208	5.377479	3.88
26	3.76	5.227370	5.220591	3.60	59	4.13	5.311770	5.381413	3.87
27	4.12	5.198764	5.199297	3.92	60	4.64	5.315404	5.385486	4.41
28	4.40	5.172231	5.182101	4.18	61	4.12	5.319934	5.389445	3.84
29	4.25	5.148545	5.169792	4.03	62	4.28	5.324397	5.393065	4.02
30	4.24	5.128481	5.163161	4.04	63	4.10	5.328525	5.396276	3.82
31	4.38	5.112813	5.162998	4.20	64	4.26	5.332292	5.399053	4.00
32	4.27	5.102316	5.169804	4.09	65	4.08	5.335673	5.401370	3.80
33	4.42	5.097764	5.182849	4.26	66	4.07	5.338642	5.403200	3.79

(1)

Assumes 1mLIBOR and 6mLIBOR stay at 4.829% and 5.110%, respectively, and the cashflows are run to the Optional Termination at the pricing speed.

(2)

Assumes 1mLIBOR and 6mLIBOR follow the forward LIBOR Curve respectively, and the cashflows are run to the Optional Termination at the pricing speed.

(3)

Calculated as (a) interest collections on the Mortgage Loans (net of the servicer fee, master servicer fee and program administrator fee), less the aggregate interest on the Certificates and the Net Swap Payment divided by (b) the aggregate principal balance of the Mortgage Loans as of the beginning period (annualized).

FOR ADDITIONAL INFORMATION PLEASE CALL:

CREDIT SUISSE SECURITIES (USA) LLC

ABS BANKING

Janie Lee

Kenny Rosenberg

Stephen Marchi

STRUCTURING / COLLATERAL

Pooja Pathak (structuring)

Carrina Chan (structuring)

Faisal Kazmi (collateral)

Nayan Bhattad (collateral)

TRADING / SYNDICATE

Tricia Hazelwood

Melissa Simmons

212-325-9283 212-325-3587 212-325-0785 212-325-0616 212-325-2384 212-325-0392 212-325-2936 212-325-8549 212-325-8549

RATING AGENCIES
MOODY’S INVESTORS SERVICE Wioletta Frankowica Jason Shi STANDARD & POOR’S Rebecca Neary FITCH Ben Katzburg Cheryl Mui	Tel: (212) 553-1019 Tel: (201) 915-8795 Tel: (212) 438-3026 Tel: (212) 908-0261 Tel: (212) 908-0289